UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 18, 2006

Date of Report (Date of
earliest event reported)

Poniard Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-16614	91-1261311
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

7000 Shoreline Court, Suite 270, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

(206) 281-7001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.         Entry into a Material Definitive Agreement.

On September 18, 2006, the Company entered into Amendment No. 1 to License Agreement (the “Amendment”) between the Company and AnorMED Inc., to amend the License Agreement dated April 2, 2004 (the “Original Agreement”).  Under the Original Agreement, the Company holds an exclusive worldwide license (except Japan) for the development and commercialization of picoplatin, the Company’s lead product candidate.  The Original Agreement provided for development and commercialization milestone payments to AnorMED of up to $13.0 million, payable in cash or a combination of cash and Company common stock. The Original Agreement also provided that AnorMED would receive royalty payments of up to 15% on net product sales after regulatory approval.

Under the terms of the Amendment, the Company received exclusive rights to picoplatin in Japan, thereby giving the Company worldwide license rights to picoplatin.  In consideration of the Amendment, Poniard will pay AnorMED a cash payment of $5.0 million by October 16, 2006 and an additional cash payment of $5.0 million by March 31, 2007.  The Amendment eliminates $8.0 million in development milestone payments to AmorMED.  AnorMED remains entitled to receive up to $5.0 million in commercialization milestones upon the attainment of certain levels of annual net sales of picoplatin after regulatory approval.  The Amendment also reduces the royalty payable to AnorMED to a maximum of 9% of net product sales.  In addition, the Amendment eliminates the sharing of sublicense revenues with AnorMED after the first year of the Amendment and reduces sharing of sublicense revenues for any sublicenses entered into during the first year following the Amendment.

See press release dated September 19, 2006, attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 2 – Financial Information

Item 2.01.         Completion of Acquisition or Disposition of Assets.

On September 18, 2006, the Company completed the acquisition of the Amendment and the rights thereunder for total cash consideration payable of $10 million.  See Item 1.01 above.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1 - Press release dated September 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poniard Pharmaceuticals, Inc.

Dated: September 21, 2006	By:	/s/ Anna L. Wight
Name: Anna L. Wight
Title: Vice President- Legal

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 19, 2006